Exhibit 99

CACI Reports Results for Its Fiscal 2022 Fourth Quarter and Full Year and Issues Fiscal Year 2023 Guidance

Annual revenues of $6.2 billion

Annual net income of $366.8 million and Diluted EPS of $15.49

Annual adjusted net income of $421.7 million and Adjusted diluted EPS of $17.81

Robust Cash flow from operations and Free cash flow

Company expects continued growth, margin expansion, and healthy cash flow in Fiscal Year 2023

RESTON, Va.--(BUSINESS WIRE)--August 10, 2022--CACI International Inc (NYSE: CACI), a leading provider of expertise and technology to government enterprise and mission customers, announced results today for its fiscal fourth quarter and full year ended June 30, 2022, and issued guidance for fiscal year 2023.

John Mengucci, CACI President and Chief Executive Officer, said, “We delivered growth, healthy margins, and robust cash flow in fiscal year 2022. We also delivered another year of strong contract awards and our backlog and pipeline remain robust. With a backdrop of growing budgets and increasing national security demands, we expect continued growth, margin expansion, and healthy cash flow generation in fiscal year 2023 and beyond. Our differentiated capabilities and strong financial position give us confidence in our ability to deliver value for our customers and our shareholders.”

Fourth Quarter Results

	Three Months Ended
(in millions, except earnings per share and DSO)	6/30/2022	6/30/2021	% Change
Revenues	$1,642.3	$1,564.0	5.0%
Income from operations	$119.8	$112.1	6.9%
Net income	$93.0	$137.0	-32.1%
Adjusted net income, a non-GAAP measure[1]	$107.4	$149.4	-28.1%
Diluted earnings per share	$3.93	$5.74	-31.5%
Adjusted diluted earnings per share, a non-GAAP measure[1]	$4.54	$6.26	-27.5%
Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP measure[1]	$157.1	$144.9	8.4%
Net cash provided by operating activities excluding MARPA[1]	$152.4	$99.5	53.1%
Free cash flow, a non-GAAP measure[1]	$116.6	$77.7	50.1%
Days sales outstanding (DSO)[2]	55	54
(1)

This non-GAAP measure should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. For additional information regarding this non-GAAP measure, see the related explanation and reconciliation to the GAAP measure included below in this release.

(2)	The DSO calculations for three months ended June 30, 2022 and 2021 exclude the impact of the Company’s MARPA, which was 8 days and 7 days, respectively.

Revenues in the fourth quarter of fiscal year 2022 increased 5 percent year-over-year driven by acquisitions completed earlier this fiscal year and organic growth of approximately 2 percent. The increase in income from operations was driven by higher revenue and gross profit, partially offset by higher indirect costs and selling expenses. Diluted earnings per share and adjusted diluted earnings per share decreased due to a lower effective tax rate in the year-ago quarter as a result of certain tax elections, partially offset by higher income from operations. The increase in cash from operations, excluding MARPA, was driven by higher income tax payments in the year ago quarter. The increase in free cash flow was driven by higher cash from operations, excluding MARPA, partially offset by higher capital expenditures.

Fourth Quarter Contract Awards

Contract awards in Q4 FY22 totaled $1.5 billion, with approximately 70 percent for new business to CACI. Awards exclude ceiling values of multi-award, indefinite delivery, indefinite quantity (IDIQ) contracts. Some notable awards during the quarter were:

  CACI was awarded a $557.8 million single-award task order under the Department of Defense Information Analysis Center Multiple Award Contract (IAC MAC) vehicle to provide mission expertise for the transition of modern digital tools into the U.S. Navy acquisition enterprise for the Navy's Digital Integration Support Cell (DISC) and Naval Surface Warfare Center (NSWC) Crane.

  CACI was awarded an $80 million task order to provide mission expertise to the U.S. Army's Intelligence and Security Command (INSCOM) and the 116th Military Intelligence Brigade (MIB) in support of the Army's Solutions for Intelligence Analysis 3 (SIA-3) effort. CACI will offer tactical intelligence and analytical expertise to assist in the ever-changing landscape of the Army's aerial intelligence, surveillance, and reconnaissance (ISR) missions.

  CACI was awarded funding to design and develop low-cost, high-speed, reconfigurable optical data links to connect various low-earth orbit (LEO) satellite constellations.

Total backlog as of June 30, 2022 was $23.3 billion compared with $24.2 billion a year ago, a decrease of 4 percent. Funded backlog as of June 30, 2022 was $3.2 billion compared with $3.3 billion a year ago, a decrease of 3 percent.

Additional Highlights

  CACI is celebrating its 60th year in business, another year of achievements spurred by the company's support to its customers across the U.S. Government. Since its inception in 1962, CACI has played vital roles in national security, safeguarding troops, and supporting the country's most critical needs. CACI's enduring legacy, proven performance and reliable strength will continue to differentiate the company and earn the trust of customers, shareholders, and employees for decades to come.

  CACI successfully demonstrated space to space optical communications links in low earth orbit (LEO) in partnership with the Defense Advanced Research Projects Agency (DARPA) and the Space Development Agency (SDA) as part of the Mandrake II program. This was completed using CACI's innovative CrossBeam free-space optical terminals and is the first step in establishing more secure, space-based communications networks for defense agencies using more powerful, efficient technology that can transmit more data, faster.

  CACI has enhanced the company’s Software-as-a-Service (SaaS) analytics portfolio, specifically the DarkBlue Intelligence Suite, with broader access to the cryptocurrency economy in partnership with several leading crypto analytics firms. The DarkBlue Intelligence Suite was developed by Bluestone Analytics, which is a leader in turning open-source information into actionable intelligence and was acquired by CACI in the first quarter of fiscal year 2022.

  CACI was ranked ninth on the Washington Post Top Workplaces for 2022 list in the Largest Companies category for the eighth consecutive year. It was also the second consecutive year of CACI being ranked in the Top 10 among 200 companies based in the DC-metro area. This recognition means that CACI remains a top talent destination among industry peers and continues to demonstrate strong performance in attracting and retaining employees.

  CACI employee Command Sgt. Maj. William “Bill” Thetford, U.S. Army (Ret.), Special Operations Forces Project Manager, was awarded the U.S. Army's Distinguished Service Cross, the second highest military decoration, for his heroism in combat with an armed enemy force during the 1993 Battle of Mogadishu.

  CACI announced that Lorraine Corcoran joined the company on July 1 as Executive Vice President (EVP) of Corporate Communications. Corcoran succeeded Jody Brown, who retired from the company on June 30, 2022 after more than four decades of service. In this position, Corcoran will deliver strategic internal and external communications programs that support the achievement of our short- and long-term business objectives.

  CACI released its inaugural Corporate Responsibility Report, which outlines the company’s participation in efforts and initiatives that engage CACI employees with the communities in which they live and work. In the report, CACI provides metrics associated with its people, culture, and impact. The report spotlights the business through an Environmental, Social, and Governance (ESG) lens in alignment with the Sustainable Accounting Standards Board (SASB).

  CACI was named a title partner and gallery sponsor for the future Northern Virginia Science Center, an interactive center for families, students, and learners of all ages. With this legacy gift, CACI is supporting the local community by sponsoring an exhibition gallery that leverages modern scientific understanding and innovative technologies to challenge guests to contemplate big questions about who we are, how we work, and how we connect with each other and the world.

Fiscal Year Results

	Twelve Months Ended
(in millions except earnings per share and DSO)	6/30/2022	6/30/2021	% Change
Revenues	$6,202.9	$6,044.1	2.6%
Income from operations	$496.3	$539.5	-8.0%
Net income	$366.8	$457.4	-19.8%
Adjusted net income, a non-GAAP measure[1]	$421.7	$507.2	-16.9%
Diluted earnings per share	$15.49	$18.30	-15.4%
Adjusted diluted earnings per share, a non-GAAP measure[1]	$17.81	$20.29	-12.2%
Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP measure[1]	$637.5	$668.6	-4.6%
Net cash provided by operating activities excluding MARPA[1]	$769.8	$610.2	26.2%
Free cash flow, a non-GAAP measure[1]	$695.2	$537.1	29.5%
(1)

This non-GAAP measure should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. For additional information regarding this non-GAAP measure, see the related explanation and reconciliation to the GAAP measure included below in this release.

Revenues in fiscal year 2022 increased 3 percent year-over-year driven by acquisitions completed during the year as well as organic growth. The decrease in income from operations was driven by higher indirect costs and selling expenses from acquisitions and organic investments, as well as higher depreciation and amortization, partially offset by higher revenue and gross profit. Diluted earnings per share and adjusted diluted earnings per share decreased due to lower income from operations and a higher tax rate, partially offset by a lower share count as a result of the $500 million accelerated share repurchase announced in March 2021. The increase in cash from operations, excluding MARPA, was driven by a $190 million tax benefit from method changes elected at the end of fiscal year 2021, partially offset by a $47 million repayment of deferred payroll taxes under the CARES Act. The increase in free cash flow was driven by higher cash from operations.

Fiscal Year 2023 Guidance

The table below summarizes our fiscal year 2023 guidance and represents our views as of August 10, 2022.

(in millions, except earnings per share)	Fiscal Year 2023 Guidance

Revenues	$6,475 - $6,675
Adjusted net income, a non-GAAP measure[1]	$420 - $440
Adjusted diluted earnings per share, a non-GAAP measure[1]	$17.65 - $18.49
Diluted weighted average shares	23.8
Free cash flow, a non-GAAP measure[2]	at least $415
(1)

Adjusted net income and adjusted diluted earnings per share are defined as GAAP net income and GAAP diluted EPS, respectively, excluding intangible amortization expense and the related tax impact. This non-GAAP measure should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. For additional information regarding this non-GAAP measure, see the related explanation and reconciliation to the GAAP measure included below in this release.

(2)

Free cash flow is defined as net cash provided by operating activities excluding MARPA, less payments for capital expenditures (capex). This non-GAAP measure should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. Fiscal year 2023 free cash flow guidance assumes Section 174 of the Tax Cuts and Jobs Act of 2017 will be deferred, modified or repealed. CACI currently estimates that, if not deferred, modified or repealed, fiscal year 2023 Free cash flow would be reduced by approximately $95 million. For additional information regarding this non-GAAP measure, see the related explanation and reconciliation to the GAAP measure included below in this release.

Conference Call Information

We have scheduled a conference call for 8:30 AM Eastern Time Thursday, August 11, 2022 during which members of our senior management will be making a brief presentation focusing on fourth quarter and full-year results and operating trends, as well as fiscal year 2023 guidance, followed by a question-and-answer session. You can listen to the webcast and view the accompanying exhibits on CACI’s investor relations website at http://investor.caci.com/events/default.aspx at the scheduled time. A replay of the call will also be available on CACI’s investor relations website at http://investor.caci.com/.

About CACI

CACI’s approximately 22,000 talented employees are vigilant in providing the unique expertise and distinctive technology that address our customers’ greatest enterprise and mission challenges. Our culture of good character, innovation, and excellence drives our success and earns us recognition as a Fortune World's Most Admired Company. As a member of the Fortune 1000 Largest Companies, the Russell 1000 Index, and the S&P MidCap 400 Index, we consistently deliver strong shareholder value. Visit us at www.caci.com.

There are statements made herein that do not address historical facts and, therefore, could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to risk factors that could cause actual results to be materially different from anticipated results. These risk factors include, but are not limited to, the following: our reliance on U.S. government contracts, which includes general risk around the government contract procurement process (such as bid protest, small business set asides, loss of work due to organizational conflicts of interest, etc.) and termination risks; significant delays or reductions in appropriations for our programs and broader changes in U.S. government funding and spending patterns; legislation that amends or changes discretionary spending levels or budget priorities, such as for homeland security or to address global pandemics like COVID-19; legal, regulatory, and political change from successive presidential administrations that could result in economic uncertainty; changes in U.S. federal agencies, current agreements with other nations, foreign events, or any other events which may affect the global economy, including the impact of global pandemics like COVID-19; the results of government audits and reviews conducted by the Defense Contract Audit Agency, the Defense Contract Management Agency, or other governmental entities with cognizant oversight; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); failure to achieve contract awards in connection with re-competes for present business and/or competition for new business; regional and national economic conditions in the United States and globally, including but not limited to: terrorist activities or war, changes in interest rates, currency fluctuations, significant fluctuations in the equity markets, and market speculation regarding our continued independence; our ability to meet contractual performance obligations, including technologically complex obligations dependent on factors not wholly within our control; limited access to certain facilities required for us to perform our work, including during a global pandemic like COVID-19; changes in tax law, the interpretation of associated rules and regulations, or any other events impacting our effective tax rate; changes in technology; the potential impact of the announcement or consummation of a proposed transaction and our ability to successfully integrate the operations of our recent and any future acquisitions; our ability to achieve the objectives of near term or long-term business plans; the effects of health epidemics, pandemics and similar outbreaks may have material adverse effects on our business, financial position, results of operations and/or cash flows; and other risks described in our Securities and Exchange Commission filings.

CACI International Inc
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended			Twelve Months Ended
	6/30/2022	6/30/2021	% Change	6/30/2022	6/30/2021	% Change
Revenues	$1,642,261	$1,564,000	5.0%	$6,202,917	$6,044,135	2.6%
Costs of revenues:
Direct costs	1,080,818	1,043,407	3.6%	4,051,188	3,930,707	3.1%
Indirect costs and selling expenses	406,409	376,788	7.9%	1,520,719	1,448,614	5.0%
Depreciation and amortization	35,197	31,755	10.8%	134,681	125,363	7.4%
Total costs of revenues:	1,522,424	1,451,950	4.9%	5,706,588	5,504,684	3.7%
Income from operations	119,837	112,050	6.9%	496,329	539,451	-8.0%
Interest expense and other, net	11,266	11,815	-4.6%	41,757	39,836	4.8%
Income before income taxes	108,571	100,235	8.3%	454,572	499,615	-9.0%
Income taxes	15,602	(36,742)	-142.5%	87,778	42,172	108.1%
Net income	$92,969	$136,977	-32.1%	$366,794	$457,443	-19.8%

Basic earnings per share	$3.97	$5.82	-31.8%	$15.64	$18.52	-15.6%
Diluted earnings per share	$3.93	$5.74	-31.5%	$15.49	$18.30	-15.4%

Weighted average shares used in per share computations:
Basic	23,415	23,552	-0.6%	23,446	24,705	-5.1%
Diluted	23,647	23,856	-0.9%	23,677	24,992	-5.3%

Statement of Operations Data (Unaudited)

	Three Months Ended			Twelve Months Ended
	6/30/2022	6/30/2021	% Change	6/30/2022	6/30/2021	% Change
Income from operations (as a % of Revenues)	7.3%	7.2%		8.0%	8.9%
Effective tax rate	14.4%	-36.7%		19.3%	8.4%
Net income (as a % of Revenues)	5.7%	8.8%		5.9%	7.6%

Adjusted EBITDA[1]	$157,092	$144,915	8.4%	$637,508	$668,582	-4.6%
Adjusted EBITDA Margin[1]	9.6%	9.3%		10.3%	11.1%

(1) This non-GAAP measure should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. For additional information regarding this non-GAAP measure, see the related explanation and reconciliation to the GAAP measure included below in this release.

CACI International Inc
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	6/30/2022	6/30/2021
ASSETS
Current assets:
Cash and cash equivalents	$114,804	$88,031
Accounts receivable, net	926,144	879,851
Prepaid expenses and other current assets	168,690	363,294
Total current assets	1,209,638	1,331,176

Goodwill	4,058,291	3,632,578
Intangible assets, net	581,385	476,106
Property, plant and equipment, net	205,622	190,444
Operating lease right-of-use assets	317,359	356,887
Supplemental retirement savings plan assets	96,114	102,984
Accounts receivable, long-term	10,199	12,159
Other long-term assets	150,823	70,038
Total assets	$6,629,431	$6,172,372

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$30,625	$46,920
Accounts payable	303,443	148,636
Accrued compensation and benefits	405,722	409,275
Other accrued expenses and current liabilities	287,571	279,970
Total current liabilities	1,027,361	884,801

Long-term debt, net of current portion	1,702,148	1,688,919
Supplemental retirement savings plan obligations, net of current portion	102,127	104,490
Deferred income taxes	356,841	327,230
Operating lease liabilities, noncurrent	315,315	363,302
Other long-term liabilities	72,096	138,352
Total liabilities	3,575,888	3,507,094

COMMITMENTS AND CONTINGENCIES

Shareholders' equity:
Common stock	4,282	4,268
Additional paid-in-capital	571,650	484,260
Retained earnings	3,555,881	3,189,087
Accumulated other comprehensive loss	(31,076)	(36,291)
Treasury stock, at cost	(1,047,329)	(976,181)
Total CACI shareholders' equity	3,053,408	2,665,143
Noncontrolling interest	135	135
Total shareholders' equity	3,053,543	2,665,278
Total liabilities and shareholders' equity	$6,629,431	$6,172,372

CACI International Inc
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Twelve Months Ended
	6/30/2022	6/30/2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$366,794	$457,443
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	134,681	125,363
Amortization of deferred financing costs	2,276	2,320
Loss on extinguishment of debt	891	-
Non-cash lease expense	69,382	77,148
Stock-based compensation expense	31,732	30,463
Deferred income taxes	9,570	108,973
Changes in operating assets and liabilities, net of effect of business acquisitions:
Accounts receivable, net	(4,463)	(38,162)
Prepaid expenses and other assets	(13,605)	(15,760)
Accounts payable and other accrued expenses	80,874	49,812
Accrued compensation and benefits	(55,037)	68,742
Income taxes payable and receivable	187,854	(231,971)
Operating lease liabilities	(74,080)	(73,057)
Long-term liabilities	8,685	30,901
Net cash provided by operating activities	745,554	592,215

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(74,564)	(73,129)
Acquisitions of businesses, net of cash acquired	(615,508)	(356,261)
Other	923	2,744
Net cash used in investing activities	(689,149)	(426,646)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings under bank credit facilities	2,508,595	3,290,000
Principal payments made under bank credit facilities	(2,508,542)	(2,960,920)
Payment of financing costs under bank credit facilities	(6,286)	-
Proceeds from employee stock purchase plans	9,728	9,181
Repurchases of common stock	(9,785)	(509,137)
Payment of taxes for equity transactions	(14,919)	(19,720)
Net cash provided by (used in) financing activities	(21,209)	(190,596)
Effect of exchange rate changes on cash and cash equivalents	(8,423)	5,822
Net change in cash and cash equivalents	26,773	(19,205)
Cash and cash equivalents, beginning of period	88,031	107,236
Cash and cash equivalents, end of period	$114,804	$88,031

Revenues by Customer Group (Unaudited)

	Three Months Ended
(in thousands)	6/30/2022		6/30/2021		$ Change	% Change
Department of Defense	$1,175,521	71.6%	$1,094,166	69.9%	$81,355	7.4%
Federal Civilian Agencies	383,393	23.3%	399,604	25.6%	(16,211)	-4.1%
Commercial and other	83,347	5.1%	70,230	4.5%	13,117	18.7%
Total	$1,642,261	100.0%	$1,564,000	100.0%	$78,261	5.0%

	Twelve Months Ended
(in thousands)	6/30/2022		6/30/2021		$ Change	% Change
Department of Defense	$4,331,327	69.8%	$4,185,292	69.3%	$146,035	3.5%
Federal Civilian Agencies	1,549,791	25.0%	1,585,672	26.2%	(35,881)	-2.3%
Commercial and other	321,799	5.2%	273,171	4.5%	48,628	17.8%
Total	$6,202,917	100.0%	$6,044,135	100.0%	$158,782	2.6%

Revenues by Contract Type (Unaudited)

	Three Months Ended
(in thousands)	6/30/2022		6/30/2021		$ Change	% Change
Cost-plus-fee	$959,664	58.4%	$931,871	59.6%	$27,793	3.0%
Fixed price	479,052	29.2%	438,107	28.0%	40,945	9.3%
Time and materials	203,545	12.4%	194,022	12.4%	9,523	4.9%
Total	$1,642,261	100.0%	$1,564,000	100.0%	$78,261	5.0%

	Twelve Months Ended
(in thousands)	6/30/2022		6/30/2021		$ Change	% Change
Cost-plus-fee	$3,632,359	58.6%	$3,504,838	58.0%	$127,521	3.6%
Fixed price	1,823,221	29.4%	1,769,841	29.3%	53,380	3.0%
Time and materials	747,337	12.0%	769,456	12.7%	(22,119)	-2.9%
Total	$6,202,917	100.0%	$6,044,135	100.0%	$158,782	2.6%

Revenues by Prime or Subcontractor (Unaudited)

	Three Months Ended
(in thousands)	6/30/2022		6/30/2021		$ Change	% Change
Prime	$1,467,712	89.4%	$1,394,094	89.1%	$73,618	5.3%
Subcontractor	174,549	10.6%	169,906	10.9%	4,643	2.7%
Total	$1,642,261	100.0%	$1,564,000	100.0%	$78,261	5.0%

	Twelve Months Ended
(in thousands)	6/30/2022		6/30/2021		$ Change	% Change
Prime	$5,564,922	89.7%	$5,449,590	90.2%	$115,332	2.1%
Subcontractor	637,995	10.3%	594,545	9.8%	43,450	7.3%
Total	$6,202,917	100.0%	$6,044,135	100.0%	$158,782	2.6%

Revenues by Expertise or Technology (Unaudited)

	Three Months Ended
(in thousands)	6/30/2022		6/30/2021		$ Change	% Change
Expertise	$763,763	46.5%	$735,588	47.0%	$28,175	3.8%
Technology	878,498	53.5%	828,412	53.0%	50,086	6.0%
Total	$1,642,261	100.0%	$1,564,000	100.0%	$78,261	5.0%

	Twelve Months Ended
(in thousands)	6/30/2022		6/30/2021		$ Change	% Change
Expertise	$2,869,317	46.3%	$2,972,966	49.2%	$(103,649)	-3.5%
Technology	3,333,600	53.7%	3,071,169	50.8%	262,431	8.5%
Total	$6,202,917	100.0%	$6,044,135	100.0%	$158,782	2.6%
Contract Awards (Unaudited)

	Three Months Ended
(in thousands)	6/30/2022	6/30/2021	$ Change	% Change
Contract Awards	$1,544,460	$3,642,295	$(2,097,835)	-57.6%

	Twelve Months Ended
(in thousands)	6/30/2022	6/30/2021	$ Change	% Change
Contract Awards	$7,107,824	$9,171,752	$(2,063,928)	-22.5%

Reconciliation of Net Income to Adjusted Net Income and Diluted EPS to Adjusted Diluted EPS
(Unaudited)

Adjusted net income and Adjusted diluted EPS are non-GAAP performance measures. We define Adjusted net income and Adjusted diluted EPS as GAAP net income and GAAP diluted EPS, respectively, excluding intangible amortization expense and the related tax impact as we do not consider intangible amortization expense to be indicative of our core operating performance. We believe that these performance measures provide management and investors with useful information in assessing trends in our ongoing operating performance, provide greater visibility in understanding the long-term financial performance of the Company, and allow investors to more easily compare our results to results of our peers. These non-GAAP measures should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

(in thousands, except per share data)	Three Months Ended			Twelve Months Ended
	6/30/2022	6/30/2021	% Change	6/30/2022	6/30/2021	% Change
Net income, as reported	$92,969	$136,977	-32.1%	$366,794	$457,443	-19.8%
Intangible amortization expense	19,189	16,896	13.6%	74,133	67,501	9.8%
Tax effect of intangible amortization[1]	(4,753)	(4,442)	7.0%	(19,199)	(17,748)	8.2%
Adjusted net income	$107,405	$149,431	-28.1%	$421,728	$507,196	-16.9%

	Three Months Ended			Twelve Months Ended
	6/30/2022	6/30/2021	% Change	6/30/2022	6/30/2021	% Change
Diluted EPS, as reported	$3.93	$5.74	-31.5%	$15.49	$18.30	-15.4%
Intangible amortization expense	0.81	0.71	14.1%	3.13	2.70	15.9%
Tax effect of intangible amortization[1]	(0.20)	(0.19)	5.3%	(0.81)	(0.71)	14.1%
Adjusted diluted EPS	$4.54	$6.26	-27.5%	$17.81	$20.29	-12.2%

(in millions, except per share data)				FY23 Guidance Range
				Low End		High End
Net income, as reported				$364	---	$384
Intangible amortization expense				75	---	75
Tax effect of intangible amortization[1]				(19)	---	(19)
Adjusted net income				$420	---	$440

				FY23 Guidance Range
				Low End		High End
Diluted EPS, as reported				$15.29	---	$16.13
Intangible amortization expense				3.15	---	3.15
Tax effect of intangible amortization[1]				(0.80)	---	(0.80)
Adjusted diluted EPS				$17.65	---	$18.49

(1) Calculation uses an assumed full year statutory tax rate of 25.9% on non-GAAP tax deductible adjustments.
Note: Numbers may not sum due to rounding.

Reconciliation of Net Income to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)
(Unaudited)

The Company views Adjusted EBITDA and Adjusted EBITDA margin, both of which are defined as non-GAAP measures, as important indicators of performance, consistent with the manner in which management measures and forecasts the Company’s performance. Adjusted EBITDA is a commonly used non-GAAP measure when comparing our results with those of other companies. We define Adjusted EBITDA as GAAP net income plus net interest expense, income taxes, depreciation and amortization expense (including depreciation within direct costs), and earnout adjustments. We consider Adjusted EBITDA to be a useful metric for management and investors to evaluate and compare the ongoing operating performance of our business on a consistent basis across reporting periods, as it eliminates the effect of non-cash items such as depreciation of tangible assets, amortization of intangible assets primarily recognized in business combinations, as well as the effect of earnout gains and losses, which we do not believe are indicative of our core operating performance. Adjusted EBITDA margin is adjusted EBITDA divided by revenue. These non-GAAP measures should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

	Three Months Ended			Twelve Months Ended
(in thousands)	6/30/2022	6/30/2021	% Change	6/30/2022	6/30/2021	% Change
Net income	$92,969	$136,977	-32.1%	$366,794	$457,443	-19.8%
Plus:
Income taxes	15,602	(36,742)	-142.5%	87,778	42,172	108.1%
Interest income and expense, net	11,266	11,815	-4.6%	41,757	39,836	4.8%
Depreciation and amortization expense, including amounts within direct costs	37,255	32,865	13.4%	141,179	129,131	9.3%
Adjusted EBITDA	$157,092	$144,915	8.4%	$637,508	$668,582	-4.6%

	Three Months Ended			Twelve Months Ended
(in thousands)	6/30/2022	6/30/2021	% Change	6/30/2022	6/30/2021	% Change
Revenues, as reported	$1,642,261	$1,564,000	5.0%	$6,202,917	$6,044,135	2.6%
Adjusted EBITDA	157,092	144,915	8.4%	637,508	668,582	-4.6%
Adjusted EBITDA margin	9.6%	9.3%		10.3%	11.1%

Reconciliation of Net Cash Provided by Operating Activities to Net Cash Provided by Operating
Activities Excluding MARPA and to Free Cash Flow
(Unaudited)

The Company defines Net cash provided by operating activities excluding MARPA, a non-GAAP measure, as net cash provided by operating activities calculated in accordance with GAAP, adjusted to exclude cash flows from CACI’s Master Accounts Receivable Purchase Agreement (MARPA) for the sale of certain designated eligible U.S. government receivables up to a maximum amount of $200.0 million. Free cash flow is a non-GAAP liquidity measure and may not be comparable to similarly titled measures used by other companies. The Company defines Free cash flow as Net cash provided by operating activities excluding MARPA, less payments for capital expenditures. The Company uses these non-GAAP measures to assess our ability to generate cash from our business operations and plan for future operating and capital actions. We believe this measure allows investors to more easily compare current period results to prior period results and to results of our peers. Free cash flow does not represent residual cash flows available for discretionary purposes and should not be used as a substitute for cash flow measures prepared in accordance with GAAP.

	Three Months Ended		Twelve Months Ended
(in thousands)	6/30/2022	6/30/2021	6/30/2022	6/30/2021
Net cash provided by operating activities	$152,541	$91,699	$745,554	$592,215
Cash used in (provided by) MARPA	(118)	7,833	24,242	17,973
Net cash provided by operating activities excluding MARPA	152,423	99,532	769,796	610,188
Capital expenditures	(35,822)	(21,856)	(74,564)	(73,129)
Free cash flow	$116,601	$77,676	$695,232	$537,059

(in millions)			FY23 Guidance
Net cash provided by operating activities[1]			$495
Cash used in (provided by) MARPA			-
Net cash provided by operating activities excluding MARPA[1]			495
Capital expenditures			(80)
Free cash flow			$415

(1) FY23 guidance assumes Section 174 of the Tax Cuts and Jobs Act of 2017 will be deferred, modified or repealed. CACI currently estimates that, if not deferred, modified or repealed, FY23 operating cash flow would be reduced by approximately $95 million.

Contacts

Corporate Communications and Media:
Lorraine Corcoran, Executive Vice President, Corporate Communications
(703) 434-4165, lorraine.corcoran@caci.com

Investor Relations:
Daniel Leckburg, Senior Vice President, Investor Relations
(703) 841-7666, dleckburg@caci.com